NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Upcoming Renewal of Normal Course Issuer Bid

February 17, 2016

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) (“Agrium” or the “Corporation”) today announced acceptance by the Toronto Stock Exchange (the “TSX”) of a Notice of Intention to Make a Normal Course Issuer Bid (the “Bid”).

Pursuant to the Bid, Agrium proposes to purchase through the facilities of the TSX, the New York Stock Exchange (the “NYSE”) and/or alternative Canadian trading systems, from time to time over the next 12 months, if considered advisable, up to 6,908,450 common shares, being 5% of Agrium’s 138,169,000 issued and outstanding shares as of February 5, 2016.

In respect to the Bid, Agrium will be limited to daily purchases of up to 93,006 common shares on the TSX, being 25% of Agrium’s average daily TSX trading volume of 372,024 common shares during the six months ended January 31, 2016, subject to certain prescribed exemptions available under applicable Canadian rules. The maximum number of shares which can be purchased per day on the NYSE will be 25% of the average daily trading volume for the four calendar weeks preceding the date of purchase, subject to certain exceptions for block purchases.

Agrium is authorized to make purchases during the period of February 19, 2016 to February 18, 2017 or until such earlier time as the Bid is completed or terminated at the option of Agrium. Any common shares Agrium purchases under the Bid will be purchased on the open market through the facilities of the TSX, the NYSE and/or alternative Canadian trading systems at the prevailing market price at the time of such transaction. Agrium intends to rely on an automatic purchase plan during the Bid. The automatic purchase plan allows for purchases by Agrium of its common shares during certain pre-determined blackout periods, subject to certain parameters. Outside of these pre-determined black-out periods, shares will be purchased in accordance with management’s discretion.

The Bid has been put in place because Agrium believes that the repurchase of common shares is consistent with Agrium’s objective of delivering a strong return of capital to its shareholders over time. All common shares purchased through the Bid will be returned to treasury for cancellation. In 2015, Agrium purchased an aggregated of 5,574,331 common shares at an average share price of $100.25 pursuant to its prior normal course issuer bid that expired on January 25, 2016.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,400 facilities and approximately 3,800 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com